Exhibit 10.2

FORM OF
AMENDED & RESTATED CREDIT AGREEMENT

THIS AMENDED & RESTATED CREDIT AGREEMENT dated as of [●], 2019 (this “Agreement”) by and among PURPLE INNOVATION, LLC, a Delaware limited liability company (“Borrower”), COLISEUM CAPITAL PARTNERS, L.P. (“CCP”), BLACKWELL PARTNERS LLC-SERIES A (“Blackwell”), COLISEUM CO-INVEST DEBT FUND, L.P. (together with CCP and Blackwell, “Lenders”) and DELAWARE TRUST COMPANY, a Delaware corporation, as collateral agent on behalf of the Lenders (the “Collateral Agent”).

RECITALS

Borrower is party to that certain Credit Agreement, dated as of February 2, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Incremental Funding Date (as defined below), the “Original Credit Agreement”; the date of the Original Credit Agreement and the initial funding of the Loan thereunder, the “Original Closing Date”), by and among Borrower and Lenders party thereto.

Borrower has requested that Lenders extend commitments to provide additional credit to Borrower as described below, and Lenders have agreed to provide the Incremental Loan (as defined below) on the terms and conditions contained herein.

Borrower and Lenders have further agreed to modify, amend and/or supplement the Original Credit Agreement to, among other things, secure the Obligations and make the other modifications contemplated hereby.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders and Borrower hereby agree as follows:

Article I
CREDIT TERMS

Section 1.1. LOAN.

(a) Loan. Subject to the terms and conditions of this Agreement, (i) Lenders have made ratably according to their respective loan percentages for the Original Loan set forth on Schedule 1.1-A hereto (on a several and not joint basis), a loan to Borrower on the Original Closing Date (as defined below), in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Original Loan”), the proceeds of which were used to finance Borrower’s working capital requirements and general corporate purposes, (ii) Lenders hereby agree to make ratably, according to their respective loan percentages for the Incremental Loan set forth on Schedule 1.1-B hereto, an incremental loan on the Incremental Funding Date (as defined below) in an aggregate principal amount of Ten Million Dollars ($10,000,000.00) (the “Incremental Loan”) and (iii) at any time after the funding of the Incremental Loan and prior to the Maturity Date, the Lenders may, at the request of Borrower so long as the Borrower has satisfied the Approval Conditions (as defined below), agree to provide additional loans (the “Additional Loans” and, together with the Original Loan and the Incremental Loan, collectively, the “Loan” or “Loans”) in an aggregate principal amount to not to exceed Ten Million Dollars ($10,000,000) (the “Additional Loan Amount”), which Additional Loans may be funded hereunder in a single drawing or multiple drawings (provided that amounts borrowed under the Additional Loan Amount that are prepaid or repaid may not be reborrowed) subject only to the conditions set forth in Section 3.2 hereof and shall otherwise be on identical terms and conditions as the Loans previously provided hereunder; provided, that (a) each Lender party hereto at the time of such Additional Loan incurrence shall be permitted to participate in such Additional Loans on a pro rata basis based on such Lender’s aggregate outstanding principal amount of Loans hereunder (giving effect to any applicable increase hereunder resulting from Borrower’s election to pay in kind interest in accordance herewith), provided, however, that no Lender shall be required to participate in any such Additional Loans and, to the extent any Lender declines to participate in all or a portion of such Lender’s pro rata share of the Additional Loan (a “Declined Amount”), each other Lender hereunder shall be permitted (but not obligated) to increase its Additional Loans by its pro rata share of such Declined Amount or a greater amount if any Lender declines to participate in the Declined Amount and (b) the indebtedness permitted to be incurred by Borrower pursuant to Section 5.3(e) hereof shall be reduced on a dollar-for-dollar basis by the amount of any Additional Loan provided hereunder (for the avoidance of doubt, there shall not be a corresponding reduction of the Additional Loan Amount permitted to be incurred hereunder in connection with any Asset Based Credit Facility incurred by Borrower pursuant to such Section 5.3(e)). As used herein, the “Approval Condition” means that Borrower has elected to request Additional Loans pursuant to Section 1.1(a)(iii) hereof and has received the approval for such request from (x) a majority of the independent directors of the Board of Directors of Parent Guarantor, (y) to the extent such individuals are on the Board of Directors of Parent Guarantor at the time of such request, and such loan is funded by a fund or account managed by Coliseum Capital Management, LLC (a “Coliseum Managed Account”), Tony Pearce and Terry Pearce and (z) if at the time of such request, such loan is provided by a Coliseum Managed Account and Innohold, LLC owns at least one-third of the common stock, members’ equity or other ownership interest of Parent Guarantor not held by a Coliseum Managed Account or its affiliates, Innohold, LLC. Upon any such funding of Additional Loans, the Borrower shall deliver an updated Schedule 1.1 to the Lenders and Collateral Agent reflecting such Additional Loans.

(b) Repayment; Mandatory Prepayments.

(i)	Following the first anniversary of the Incremental Funding Date, Borrower may partially or wholly repay its outstanding Loans hereunder subject to concurrent payment of any applicable Prepayment Premium, calculated on the amount prepaid. For purposes of the foregoing, “Prepayment Premium” shall mean (a) 6.00% on any date during the second year following the Incremental Funding Date, (b) 4.00% on any date during the third year following the Incremental Funding Date, (c) 2.00% on any date during the fourth year following the Incremental Funding Date and (d) thereafter, 0%. The remaining outstanding principal amount of the Loan shall be repaid in full on the fifth anniversary of the Incremental Funding Date (the “Maturity Date”). Notwithstanding anything to the contrary, in the event that Borrower desires to prepay the Loan on or prior to the first anniversary of the Incremental Funding Date, such prepayment shall be permitted subject to the concurrent payment of the applicable Make-Whole Amount (as defined below).

“Make-Whole Amount” means, with respect to any prepayment of the Loan pursuant to the terms of this Agreement at any time during the first year following the Incremental Funding Date, an amount equal to the sum of (a) the present value (discounted at a rate per annum equal to the rate on five-year U.S. treasury bills at the time of prepayment as reasonably selected by Lenders plus 50 basis points) of the unpaid interest that would have accrued through the first anniversary of the Incremental Funding Date as though the full amount of the Loans had been funded on the Incremental Funding Date and had remained outstanding during such one-year period plus (b) a prepayment premium equal to 6% of the amount prepaid.

(ii)	In addition, within five (5) business days following receipt of Net Proceeds (as defined below), Borrower shall make an offer to Lenders to prepay the outstanding principal amount of the Loan by such amount. Lenders shall thereafter accept or reject such offer within three (3) business days, and such payment shall, if accepted, be made within one (1) business day following such acceptance.

For purposes of the foregoing, “Net Proceeds” means, without duplication: (v) (A) in the case of any sale, lease, transfer or otherwise disposition or conveyance of any asset of Borrower not permitted by Section 5.4, 100% of the net cash proceeds received by or on behalf of Borrower from such sale, lease, transfer or other disposition or conveyance and (B) 100% of any net cash payments received by or on behalf of, or paid to or for the account of, Borrower (other than in the ordinary course of business), in connection with insurance payments, in the case of each of the foregoing clauses (A) and (B), that have not been reinvested by Borrower within twelve (12) months to purchase assets used or useful in the business of Borrower; provided that the amounts set forth in this clause (v) shall not constitute “Net Proceeds” until the aggregate amount of such net cash proceeds, for all sales, leases, transfers or other dispositions or conveyances and all insurance payments (taken as a whole) have exceed $200,000.00 in any fiscal year or $750,000.00 in the aggregate, (w) 100% of the net cash proceeds received by or on behalf of Borrower in connection with any incurrence of indebtedness that is not permitted to be incurred pursuant to the terms of this Agreement, (x) 100% of any net cash payments received by or on behalf of, or paid to or for the account of, Borrower (other than in the ordinary course of business), in connection with condemnation events and indemnity payments, (y) 100% of the net cash proceeds received by or on behalf of Borrower as a result of Borrower’s issuance or sale of its stock and (z) 100% of any indemnification payments made to Borrower pursuant to the terms of the Merger Agreement. For purposes of this definition, as to any event giving rise to net cash proceeds, the calculation of such net cash proceeds shall include netting for (i) the direct costs relating to the event giving rise to such proceeds (including, as applicable (x) sales commissions and (y) legal, accounting and investment banking fees, commissions and expenses) in each case to the extent paid to unaffiliated third parties, (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result of such event (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Lien on the asset being disposed of in connection with such event.

(c) Change of Control Premium. In the event that all, or any portion, of the Loans is repaid (whether voluntarily, mandatorily, as a result of acceleration, or otherwise) (i) upon the occurrence of a Change of Control during the first year after the Incremental Funding Date, Borrower shall pay a fee to Lenders, ratably in accordance with their respective commitment percentages set forth on Schedule 1.1 hereto, equal to the present value (discounted at a rate equal to the rate on five-year U.S. treasury billed at the time of such Change of Control as reasonably selected by Lenders plus 50 basis points) of the unpaid interest that would have accrued through the first anniversary of the Incremental Funding Date as though the full amount of the Loans had been funded on the Incremental Funding Date and had remained outstanding during such one-year period or (ii) upon the occurrence of a Change of Control at any time after the first anniversary of the Incremental Funding Date, such repayment (whether voluntary, mandatory, as a result of acceleration, or otherwise) shall be subject to the applicable Prepayment Premium set forth in 1.1(b)(i) above.

Section 1.2. INTEREST.

(a) Interest. The outstanding principal balance of the Loans shall bear interest at the rate of interest of (i) initially, 12.0% per annum (computed on the basis of a 360-day year, actual days elapsed) for the principal amount of the Loans and any overdue interest thereon and (ii) commencing with the first full fiscal quarter ending after the Incremental Funding Date, a rate of interest of 12.0% per annum (computed on the basis of a 360-day year, actual days elapsed) plus such additional amounts (which additional amounts may be payable in cash or in kind) in any applicable fiscal quarter based on the EBITDA set forth in the most recent certificate delivered to the Lenders pursuant to Section 4.3 of this Agreement (any such additional interest determined based on the following pricing grid, “Additional Interest” and such pricing grid, the “Additional Interest Pricing Grid”):

Pricing Level	EBITDA	Additional Interest (per annum)
I	Greater than or equal to $0.0 million	0.00%
II	Greater than or equal to $(2.0) million but less than $0.00 million	1.00%
III	Greater than or equal to $(5.0) million but less than $(2.0) million	2.00%
IV	Less than $(5.0) million	4.00%

and (iii) such interest rate shall be further increased in an amount equal to 2.00% per annum (which may be payable in cash or in kind) with respect to any applicable fiscal period during which Parent Guarantor (as defined in Section 5.6) is not S-X Compliant (such Additional Interest, the “S-X Additional Interest”; provided, for the avoidance of doubt, such S-X Additional Interest shall be applicable only to such quarter during which Parent Guarantor is not S-X Compliant or has failed to deliver a Compliance Certificate in accordance with Section 4.3 hereof certifying as such). Notwithstanding anything to the contrary, if in connection with the preparation of the annual audited financial statements of the Borrower for any fiscal year, the Borrower determines that the Parent Guarantor was not S-X Compliant as to any fiscal quarter during such fiscal year as to which the Borrower previously certified that Parent Guarantor was S-X Compliant, then (a) the Borrower shall promptly notify the Lenders in writing of such determination, (b) S-X Additional Interest shall be deemed to have accrued and to apply retroactively to such relevant fiscal quarter and, if not paid in cash upon the giving of such notification by Borrower, to have been paid in kind and (c) the giving by the Borrower of such previous certification that Parent Guarantor was S-X Compliant shall not otherwise constitute an Event of Default under this Agreement or the Loan Documents. As used herein, “S-X Compliant” means the Parent Guarantor is in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 for the applicable fiscal quarter.

Notwithstanding anything herein to the contrary, for any applicable fiscal period with respect to which Borrower has failed to deliver a Compliance Certificate in accordance with Section 4.3, the Additional Interest with respect to such period shall be deemed to be the highest level (“Level IV”) in the Additional Interest Pricing Grid plus, in the case of any such fiscal period during which Parent Guarantor is required to be S-X Compliant, the S-X Additional Interest. Additional Interest shall be subject to increase or decrease effective as of the first Business Day immediately following the date the certificate delivered pursuant to Section 4.3 is delivered to the Lenders. In the event that any financial statement or certificate delivered pursuant to Section 4.3 is shown to be inaccurate at a time when this Agreement is in effect and unpaid Loans under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher or lower rate of interest for any period (an “Applicable Period”) then the Additional Interest actually applied for such Applicable Period, then (i) Borrower shall promptly deliver to the Lenders a correct certificate required by Section 4.3 for such Applicable Period, (ii) (A) if such inaccuracy if corrected, would have resulted in a higher rate of Additional Interest, the Additional Interest shall be deemed to be such higher Additional Interest, and (B) Borrower shall pay upon five (5) Business Days after any Lender makes a written demand thereof, the accrued additional interest owing as a result of such increased Additional Interest for such Applicable Period and (iii) (A) if such inaccuracy if corrected, would have resulted in a lower rate of Additional Interest, the Additional Interest shall be deemed to be such lower Additional Interest, and (B) Borrower may credit to the future payments of interest (or, if the Loans have matured or been accelerated, the principal upon the Loans) an amount equal to the lower interest owing as a result of such lower Additional Interest for such Applicable Period; provided, that, any such inaccuracy resulting in lower Additional Interest for any such Applicable Period shall have been reported by Borrower within 90 days of such Applicable Period.

At the election of Borrower prior to the Maturity Date (it being understood that, if Borrower does not pay such interest in cash on the applicable Interest Payment Date (as defined below), Borrower shall be deemed to have made such election for such Interest Payment Date), interest (including without limitation Additional Interest and S-X Additional Interest (but not, for the avoidance of doubt default interest pursuant to Section 1.2(b) below)) in excess of 5.0% per annum may, in lieu of being paid in cash, be capitalized and added to the principal amount of the Loan (ratably owing to Lenders based on their respective loan percentages as set forth on Schedule 1.1 hereto).

Interest shall accrue and be payable on the last business day of each March, June, September and December, commencing on June 29, 2018, (each, an “Interest Payment Date”) and on the Maturity Date.

(b) Default Interest. From and after the Maturity Date, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then, the outstanding principal amount of the Loan shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4.0%) above the rate of interest from time to time otherwise applicable to the Loan (including Additional Interest and Additional S-X Interest, as applicable), which increase shall be in the form of cash interest and shall take effect automatically and without further action (of the Lenders or otherwise).

Section 1.3. CREATION OF SECURITY INTEREST.

(a) Grant of Security Interest. Borrower hereby grants Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower (on behalf of itself and its subsidiaries) hereby grants to Lenders an irrevocable, non-exclusive, world-wide license, exercisable upon the occurrence and during the continuance of an Event of Default, without payment of royalty or other compensation to Borrower or any of its subsidiaries, to use, transfer, license or sublicense any intellectual property (including, without limitation, patents, trademarks, copyrights, service marks, trade secrets and other intellectual property) now owned, licensed to, or hereafter acquired by Borrower or such subsidiaries, and wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that such license (a) will be used in connection with Lenders’ exercise of their rights and remedies under the Loan Documents and (b) will terminate on the date on which all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under the Loan Documents are paid in full.

If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Lenders shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), are satisfied in full, and (y) any commitment of the Lenders to extend financial accommodations to the Borrowers shall have expired or been terminated, Lenders shall terminate the security interests granted herein and in the other Loan Documents and shall (at the cost and expense of the Borrower) execute and deliver (and cause the Collateral Agent to execute and deliver) such terminations and releases of such security interests as the Borrower may reasonably request.

(b) Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected (to the extent perfection can be achieved by the filing of financing statements or the taking of other actions that have been taken or requested to be taken by the Lenders) security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement or applicable law to have superior priority to the Lenders’ Lien under this Agreement). If Borrower shall acquire a commercial tort claim in an amount in excess of $100,000 (which dollar threshold shall not apply if an Event of Default is continuing), Borrower shall promptly notify Lenders in a writing signed by Borrower of the general details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lenders.

(c) Authorization to File Financing Statements. Borrower hereby authorizes Lenders to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lenders’ interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, in the Lenders’ discretion.

Article II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lenders, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full.

Section 2.1. LEGAL STATUS. Borrower is: (a) a limited liability company, duly organized and existing and in good standing under the laws of Delaware, (b) is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower; and (c) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which Borrower is located or operates (collectively, “Sanctions”). As used herein, “Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, properties, financial prospects, liabilities (actual or contingent) or financial condition of Borrower, (b) a material impairment of the ability of Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of Lenders under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party.

Section 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each guaranty, contract, instrument and other document required hereby or at any time hereafter delivered to Lenders in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity. In connection with this Agreement as amended and restated on the Incremental Funding Date, Borrower has delivered to Lenders a completed certificate signed by Borrower entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Lenders (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate (as updated from time to time pursuant to the terms hereof) accurately sets forth, as of the date thereof, Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate (as updated from time to time pursuant to the terms hereof) pertaining to Borrower and each of its Subsidiaries is accurate and complete as of the date thereof (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Incremental Funding Date by delivering a new Perfection Certificate or by disclosing such updates on a monthly Compliance Certificate to the extent such updates result from actions, transactions or circumstances that are permitted by this Agreement and all references to “Perfection Certificate” shall hereinafter be deemed to be a reference to the updated Perfection Certificate). If Borrower is not now a registered organization but later becomes one, Borrower shall promptly notify Lenders of such occurrence and provide Lenders with Borrower’s organizational identification number.

Section 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower.

Section 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect on the financial condition or operation of Borrower, except as described on Schedule 2.4 hereto.

Section 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2016, and all interim financial statements of Borrower delivered to Lenders (or set forth in public filings) since said date, true copies of which have been delivered by Borrower to Lenders (or set forth in public filings) prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that, as of the date thereof, are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except Permitted Liens (as defined below).

Section 2.6. INCOME AND SALES TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments (in an amount in excess of $10,000) of its income or sales tax payable with respect to any year, except for (i) income or sales tax being contested or disputed in accordance with Section 4.7 or as disclosed in the Perfection Certificate or (ii) such pending assessments or adjustments described on Schedule 2.6 hereto with respect to which the potential exposure does not exceed $3,000,000 in the aggregate.

Section 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Section 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower.

Section 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

Section 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money in an amount in excess of $250,000, any purchase money obligation in an amount in excess of $250,000 or any other material lease, commitment, contract, instrument or obligation, except as set forth on Schedule 2.10. As of the Incremental Funding Date, the aggregate amount of accounts payable greater than 60 days past due and owed by Borrower does not exceed $1,000,000.

Section 2.11. ENVIRONMENTAL MATTERS. Except as specifically disclosed on Schedule 2.11 hereto, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time (collectively, “Environmental Laws”). None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 2.12. COLLATERAL. Subject to the next paragraph, Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate (as updated from time to time), (d) non-material Intellectual Property of de minimis value to Borrower and which has been abandoned or terminated in the exercise of Borrower’s reasonable business judgment and in accordance with the terms of this Agreement and (e) exclusive licenses of intellectual property by or to EdiZONE, LLC existing on the Incremental Funding Date and described in the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged by the United States Patent and Trademark Office, the United States Copyright Office, or any court of competent jurisdiction to be invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Article III
CONDITIONS

Section 3.1. CONDITIONS TO INCREMENTAL FUNDING DATE. This Agreement shall not become effective and the Incremental Loan shall not be funded until the date on which each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to Lenders (the “Incremental Funding Date”):

(a) Documentation. Lenders shall have received, in form and substance satisfactory to Lenders, each of the following, duly executed:

(i)	This Agreement;

(ii)	Amended and Restated Parent Guaranty substantially in the form attached hereto as Exhibit A-1;

(iii)	Guarantor Security Agreement substantially in the form attached hereto as Exhibit A-2;

(iv)	Intellectual Property Security Agreement substantially in the form attached hereto as Exhibit A-3;

(v)	Perfection Certificate substantially in the form attached hereto as Exhibit A-4;

(vi)	certified copies, dated as of a recent date, of financing statement searches, as Lenders may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, on the Incremental Funding Date, will be terminated or released;

(vii)	a customary legal opinion of Borrower’s counsel dated as of the Incremental Funding Date in form and substance reasonably acceptable to the Lenders; and

(viii)	Incremental Funding Date Warrants substantially in the form attached hereto as Exhibit A-5 and all related documentation approved by the independent directors of the board of directors of Parent Guarantor and Borrower;

(ix)	the Registration Rights Agreement substantially in the form attached hereto as Exhibit A-6;

(x)	such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of each Loan Party as the Lenders may reasonably require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act as a responsible officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and such documents, registers and certifications (including organization documents and, if applicable, good standing certificates in the jurisdiction of organization of the applicable Loan Party) as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of them is validly existing and in good standing;

(xi)	Lenders shall have received a certificate from a responsible officer of Borrower, in form and substance reasonably satisfactory to the Lenders, certifying as to compliance with the conditions set forth in clauses (c), (d), (f) and (g) of this Section 3.1; and

(xii)	Deposit account control agreements providing for springing control of a deposit account upon the occurrence and during the continuation of an event of default, landlord waivers (to the extent that, as to leased locations owned by a person or entity that is not an affiliate of the Borrower, the same are obtainable after exercising commercially reasonable efforts to obtain same) and credit card notifications, in each case in a form reasonably satisfactory to the Lenders, and such other documents as Lenders may require under any other Section of this Agreement.

(b) Secured Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected security interest in the Collateral, the Lenders and the Collateral Agent shall have received evidence reasonably satisfactory to the Lenders of the compliance by Borrower and Parent Guarantor of their obligations under this Agreement and any other security documents delivered in connection herewith (collectively, the “Security Documents”) as may be taken or requested to be taken by the Lenders (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein, all in a form reasonably prescribed by the Lenders ).

(c) Receipt of Shareholder Approval. Borrower shall have obtained the requisite shareholder approval, including without limitation, shareholder consent by the holders of Equity Interest in the Parent Guarantor and any related board or regulatory approval, to enter into this Agreement and perform its obligations hereunder (“Shareholder Approval”).

(d) Financial Condition. There shall have been no material adverse change in the financial condition or business of Borrower hereunder, if any, nor any material decline in the book value of a substantial or material portion of the assets of Borrower, if any.

(e) Payment of Fees and Expenses. Borrower shall pay to Lenders (i) an amendment fee equal to 0.35% of the Original Loan (based on such Lender’s pro rata share thereof including capitalized interest accrued through the date hereof), (ii) an upfront fee equal to 4.00% of the original principal amount of the Incremental Loan (based on such Lender’s pro rata share thereof) and (iii) all other costs, fees and reasonable and documented expenses (including, without limitation, legal fees and expenses) to be paid by the Borrower to the Lenders shall have been paid (or shall be paid substantially concurrently with the effectiveness of this Agreement on the Incremental Funding Date) to the extent due and not previously paid.

(f) No Default. No Default or Event of Default shall have occurred and be continuing

(g) Representations and Warranties. The representations and warranties of Borrower and Parent Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects.

Section 3.2. CONDITIONS TO ADDITIONAL LOANS. To the extent Borrower has requested Additional Loans and any Lender has agreed to fund such Additional Loans, such Additional Loans shall not be funded until the date on which each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to Lenders funding such Additional Loans (the “Additional Loan Funding Date”):

(a) Documentation. Lenders shall have received, in form and substance satisfactory to Lenders, each of the following, duly executed:

(i)	An Additional Loan Request substantially in the form of Exhibit C hereto, together with a certificate from a responsible officer of Borrower certifying as to the satisfaction of the Approval Condition in connection with such Additional Loan Request; provided that the Approval Conditions cannot be waived by any Lender

(ii)	a customary legal opinion of Borrower’s counsel dated as of the Additional Loan Funding Date in form and substance reasonably acceptable to the Lenders;

(iii)	Additional Loan Funding Date Warrants substantially in the form attached hereto as Exhibit A-7;

(iv)	the Registration Rights Agreement substantially in the form attached hereto as Exhibit A-6;

(v)	such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of each Loan Party as the Lenders may reasonably require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act as a responsible officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and such documents, registers and certifications (including organization documents and, if applicable, good standing certificates in the jurisdiction of organization of the applicable Loan Party) as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of them is validly existing and in good standing; and

(vi)	Lenders shall have received a certificate from a responsible officer of Borrower, in form and substance reasonably satisfactory to the Lenders, certifying as to compliance with the conditions set forth in clauses (b), (d), and (e) of this Section 3.2.

(b) Financial Condition. There shall have been no material adverse change in the financial condition or business of Borrower hereunder, if any, nor any material decline in the book value of a substantial or material portion of the assets of Borrower, if any.

(c) Payment of Fees and Expenses. Borrower shall pay to Lenders (i) an upfront fee equal to 4.00% of the original principal amount of the Additional Loan (based on such Lender’s pro rata share thereof) and (ii) all other costs, fees and reasonable and documented expenses (including, without limitation, legal fees and expenses) to be paid by the Borrower to the Lenders shall have been paid (or shall be paid substantially concurrently with the effectiveness of this Agreement on the Additional Loan Funding Date) to the extent due and not previously paid.

(d) No Default. No Default or Event of Default shall have occurred and be continuing

(e) Representations and Warranties. The representations and warranties of Borrower and Parent Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects.

Article IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as the Loan (or the commitments in respect thereof) remain outstanding, and until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full, Borrower shall, unless Lenders otherwise consent in writing:

Section 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lenders, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on Loans applicable thereto.

Section 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of the Majority Lenders, at any reasonable time during regular business hours, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. Notwithstanding anything to the contrary, such Lender shall bear the cost and expense of such inspections, audits and examinations; provided that any such examinations, audits and examinations conducted during an Event of Default shall be at the cost and expense of Borrower.

Section 4.3. FINANCIAL STATEMENTS. Provide to Lenders all of the following, in form and detail reasonably satisfactory to Lenders:

(a) not later than 90 days (or, if Borrower is required to include such financial statements in an Annual Report on Form 10-K, such later date as may be permitted by the Securities Exchange Act or the rules thereunder) after and as of the end of each fiscal year of Borrower, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Lenders, to include balance sheet, income statement and statement of cash flows and sources, and within 30 days after filing, but in no event later than each August 30, copies of Borrower’s filed federal income tax returns for such year. The audited annual financial statements shall be accompanied by the unqualified opinion (as to scope of opinion and going concern) of such accountant addressed to Lenders;

(b) not later than 45 days (or, if Borrower is required to include such financial statements in a Quarterly Report on Form 10-Q, such later date as may be permitted by the Securities Exchange Act or the rules thereunder) after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows and sources;

(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, substantially to the form of Exhibit B attached hereto (a “Compliance Certificate”) and incorporated herein by this reference that (i) said financial statements are complete and correct in all material respects and fairly present the financial condition of Borrower as of the date thereof, (ii) there exists no Default or Event of Default, except as set forth in such certificate, (iii) sets forth the calculations of trailing last twelve-month EBITDA evidencing compliance with Section 5.11 hereof, (iv) sets forth the calculations of quarterly EBITDA for the applicable period for the purpose of determining the level set forth in the Additional Interest Pricing Grid and (v) with respect to the Compliance Certificate delivered in connection with any annual or quarterly financial statements for any fiscal period commencing with the fiscal quarter ending on March 31, 2020, certifying whether or not Parent Guarantor is S-X Compliant for the applicable fiscal quarter; and

(d) from time to time such other information regarding Borrower and its properties and operations as Lenders may reasonably request.

To the extent any financial statements required by Section 4.3(a) or Section 4.3(b) are included in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, such financial statements shall be deemed to have been provided to Lenders hereunder in form satisfactory to Lenders and shall be deemed delivered to Lenders when such financial statements are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

Section 4.4. COMPLIANCE. (a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower; (b) comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; (c) comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which Borrower is located or doing business, or otherwise is applicable to Borrower, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower; (d) comply in all material respects with all Environmental Laws and (e) comply with (i) all Sanctions, (ii) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (iii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) the U.K. Bribery Act of 2010, as amended, and (v) any other applicable anti-bribery or anti-corruption laws and regulations.

Section 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, directors’ and officers’ liability, flood, and, if required, hurricane, windstorm, seismic property damage and workers’ compensation.

Section 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained (ordinary wear and tear excepted).

Section 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, in an amount exceeding $10,000 except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower maintains adequate reserves with respect thereto, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

Section 4.8. LITIGATION. Promptly give notice in writing to Lenders of any litigation pending or threatened against Borrower with a claim reasonably expected to be in excess of $500,000.00.

Section 4.9. NOTICE TO LENDERS. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lenders in reasonable detail of: (a) the occurrence of any Default or Event of Default; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction relating to Borrower, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in an amount in excess of $100,000.

Section 4.10. PROTECTION AND REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

(a) (i) Except as set forth in Section 2.12, protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Lenders in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) except as provided in Section 2.12, not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall, on or prior to the due date for the delivery of the Compliance Certificate for the month following same, provide written notice thereof to Lenders and shall execute such intellectual property security agreements and other documents and take such other actions as Lenders may reasonably request to perfect and maintain a first priority perfected security interest in favor of Lenders in such property (subject to Permitted Liens which are permitted pursuant to the terms of this Agreement or applicable law to have superior priority to Lenders’ Liens). If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) on or prior to the due date for the Delivery of the Compliance Certificate for the month following same, provide Lenders with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (including exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Lenders may reasonably request to perfect and maintain a first priority security in favor of Lenders (subject to Permitted Liens which are permitted pursuant to the terms of this Agreement or applicable law to have superior priority to Lenders’ Liens) in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright with the United States Copyright Office. Borrower shall on or prior to the due date for the delivery of the Compliance Certificate for the month following such filing, promptly provide to Lenders copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Lenders to perfect and maintain a first priority perfected security interest in such property (subject to Permitted Liens which are permitted pursuant to the terms of this Agreement or applicable law to have superior priority to Lenders’ Liens).

Section 4.11. FORMATION OR ACQUISITION OF SUBSIDIARIES. Notwithstanding and without limiting the negative covenants contained in Sections 5.4 and 5.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Original Closing Date, Borrower and such Guarantor shall (a) notify Lenders in writing of the formation or acquisition of such Subsidiary; (b) promptly upon Lenders’ request, cause such new Subsidiary that is a Domestic Subsidiary to provide to Lenders a joinder to this Agreement to cause such Domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lenders in its reasonable discretion (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (c) provide to Lenders appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in any such new Domestic Subsidiary or Foreign Subsidiary, as applicable, in form and substance satisfactory to Lenders in its reasonable discretion (provided that in no event shall more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter be pledged if the pledge of a greater amount would cause Borrower adverse tax consequences under Internal Revenue Code Section 956 or any successor statute during the subject fiscal year), and (d) provide to Lenders all other documentation in form and substance satisfactory to Lenders in their reasonable discretion, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 4.11 shall be a Loan Document.

Section 4.12. FURTHER ASSURANCES. Execute any further instruments and take further action as Lenders reasonably requests to perfect or continue Lenders’ Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Lenders, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any governmental authority regarding compliance with or maintenance of governmental approvals or requirements of law that could reasonably be expected to have a material effect on any of the governmental approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

Article V
NEGATIVE COVENANTS

Borrower further covenants that so long as the Loan (or the commitments in respect thereof) remain outstanding, and until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full, Borrower will not without Lenders’ prior written consent:

Section 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Lenders or any affiliate of a Lender to be in breach of any Sanctions.

Section 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $20,000,000.00.

Section 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities (each to the extent resulting from borrowings, loans or advances of money), whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lenders, (b) any other liabilities of Borrower existing as of, and specifically disclosed on Schedule 5.3 hereto (and together with refinancings or replacements thereof that do not increase the principal amount thereof), (c) Capital Lease Obligations and purchase money indebtedness in an aggregate amount not to exceed $10,000,000.00 at any time outstanding, (d) (i) unsecured obligations under commercial credit cards in the ordinary course of business in a principal amount not exceeding $5,000,000 outstanding at any time and (ii) other unsecured indebtedness in an amount not exceeding $250,000 outstanding at any time, (e) any indebtedness and obligations (each, an “Asset Based Credit Facility”) to an asset based lender (each, an “Asset Based Lender”) in an amount not to exceed $10,000,000 at any time outstanding; provided, that Lenders agree to negotiate in good faith and enter into customary pari passu intercreditor arrangements with respect to any such Asset Based Credit Facility entered into pursuant to this Section 5.3(e) (provided, however, that in no event shall any such Asset Based Credit Facility be secured by (x) any lien on the assets of Parent Guarantor, the Borrower or any Subsidiary constituting intellectual property or (y) in the case of any lien on Collateral that does not constitute intellectual property (the “Shared Collateral”), by a lien on such Shared Collateral that secures such Asset Based Credit Facility on a greater than pari passu basis with the liens securing the Loans); provided, further that up to $5,000,000 of the indebtedness permitted to be incurred under this Section 5.3(e) may be in the form of other secured or unsecured indebtedness (the principal amount of any such indebtedness incurred pursuant to this proviso shall, for the avoidance of doubt, reduce dollar-for-dollar the aggregate amount of indebtedness permitted to be incurred under this Section 5.3(e)); and (f) additional indebtedness (each, an “Additional Debt Facility”) so long as after giving effect to the incurrence thereof Borrower is in compliance with the Debt Incurrence Conditions. As used herein, (i) “Capital Lease Obligations” of any person or entity means the obligations of such person or entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person or entity under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”); provided, that in the event that Borrower notifies Lenders that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower and Majority Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to any Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) “Debt Incurrence Conditions” means that (x) no Default or Event of Default is continuing or would result from the incurrence of such indebtedness and (y) after giving effect to the incurrence of such indebtedness, Borrower would be in compliance (determined on a pro forma basis after giving effect to such incurrence) with a Total Debt Ratio not to exceed 2.00:1.00 (iii) “Total Debt Ratio” means the ratio of (A) (x) all indebtedness incurred by Borrower (for the avoidance of doubt, including (without limitation) Capital Lease Obligations), plus (x) solely for the purpose of determining compliance with Section 5.7(c) hereof, all cash dividends and distributions to be made pursuant to Section 5.7(c) of this agreement, together with all such cash dividends and distributions made prior to the date of the proposed use of such amount in reliance on Section 5.7(c), to (B) net profit of Borrower before tax plus, to the extent deducted in determining net profit before tax, interest expense (net of capitalized interest expense), depreciation expense, amortization expense, non-cash compensation expense and, to the extent approved by Lenders (such approval not to be unreasonably withheld, conditioned or delayed), transaction expenses incurred in connection with the GPAC Merger (as defined herein), each as determined for the most recently ended period of four consecutive fiscal quarters of the Borrower (this clause (B), “Adjusted Cash Flow”), and (iv) “GPAC Merger” means the merger of PRPL Acquisition, LLC with and into borrower, pursuant to which Global Partner Acquisition Corp. acquired a minority interest in Borrower and the shareholders in Borrower existing on the Original Closing Date maintained a majority interest in Borrower through rolled equity.

Section 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS, DIVISIONS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; other than as permitted by Section 5.6 hereof, acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business and, so long as no Default or Event of Default is continuing or would result therefrom, other sales and dispositions in an amount not exceeding $250,000 in any fiscal year of Borrower. Notwithstanding anything herein to the contrary, for all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except, if applicable, any of the foregoing in favor of an Asset Based Lender pursuant an Asset Based Credit Facility or any holder of any Additional Debt Facility otherwise permitted hereunder.

Section 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and specifically disclosed on Schedule 5.6 hereto (including investments existing on the date hereof in EquaPressure LLC, which is an inactive subsidiary of Borrower), (b) travel and other advances to management personnel and employees in the ordinary course of business; (c) other readily marketable Investments in debt securities which are reasonably acceptable to Lenders, (d) loans, advances and investment in Subsidiary Guarantors as to which the Borrower has complied with Section 4.11; (e) Permitted Acquisitions and (f) so long as no Default or Event of Default is continuing or would result therefrom, investments not otherwise permitted hereunder which are made after the date hereof so long as the aggregate amount of all such Investments does not exceed $250,000 at any one time outstanding. As used herein, “Permitted Acquisition” means any transaction or series of related transactions by Borrower for (i) the direct or indirect acquisition of all or substantially all of the property or assets of any U.S. person, or of any assets constituting a line of business, business unit or division of any person located in the U.S., or, with respect to intellectual property assets related to the business, located in the U.S. or any other jurisdiction, (ii) the acquisition (including by merger or consolidation) of the equity interests (other than director qualifying shares) of any person that becomes a subsidiary of Borrower after giving effect to such transaction, or (iii) a merger or consolidation or any other combination with any person (so long as a Loan Party, to the extent such Loan Party is a party to such merger or consolidation, is the surviving entity); provided that each of the following conditions shall be met: (A) no Default or Event of Default shall exist either at the time of the consummation of such acquisition or execution of applicable acquisition documentation, or in each case would result therefrom, (B) such acquisition is consensual, (C) such acquisition shall not result in a decrease to the Adjusted Cash Flow of Borrower prior to giving effect thereto, (D) Borrower shall have delivered to Lenders at least five (5) business days prior to the consummation thereof (1) a due diligence package comprising such material and information that Borrower has obtained during the course of its own diligence process, and (2) notice of such acquisition setting forth in reasonable detail the terms and conditions of such acquisition, (e) Borrower shall be in pro forma compliance with the Debt Incurrence Conditions after giving effect thereto and (F) the target shall be in a similar line of business as Borrower; provided, further, that any acquired subsidiary shall execute a guaranty in substantially the form of the Parent Guaranty attached hereto as Exhibit A-1 (a “Subsidiary Guarantor”; any Subsidiary Guarantors together with Purple Innovation, Inc., a Delaware corporation (the “Parent Guarantor”) and Borrower are each referred to herein as “Loan Party” and collectively “Loan Parties”).

Section 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding; provided however, that Borrower may (a) pay any Tax Distributions (as defined in the Limited Liability Company Agreement of Borrower), (b) pay other cash dividends or distributions to its shareholders, members or partners, as applicable, in any year to cover such shareholders’, members’ or partners’ federal and state income tax liability for the immediately preceding year, to the extent not paid pursuant to Section 5.7(a) hereof, arising as a direct result of Borrower’s reported income for said year, but not to exceed the minimum amount so required, and Borrower shall provide to Lenders, upon request, any documentation required by Lenders to substantiate the appropriateness of amounts paid or to be paid, (c) make distributions to Parent Guarantor for the purpose of repurchasing the stock of former employees or consultants pursuant to stock repurchase agreements, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year, (d) pay the costs and expenses incurred by Parent Guarantor in its capacity as the corporate parent of the Borrower in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year and (e) pay other cash dividends and distributions, so long as (x) no Default or Event of Default is continuing or would result from the payment of such dividends or distributions and (y) after giving effect to the payment of such dividends or distributions, Borrower would be in compliance (determined as of the last day of the most recently ended fiscal quarter on a pro forma basis after giving effect to such payment) with a Total Debt Ratio not to exceed 2.00:1.00.

Section 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) any of the foregoing, in or upon assets (other than assets constituting intellectual property), in favor of the holder of any Asset Based Credit Facility permitted under Section 5.3(e), (b) security interests in assets not constituting intellectual property securing indebtedness permitted under Section 5.3(c) herein (provided that (i) such security shall be created substantially simultaneously with the acquisition of the related property, (ii) such security interests do not at any time encumber any property other than the property financed and the proceeds thereof, (iii) the amount of indebtedness secured thereby is not increased, except in connection with a refinancing or replacement thereof that does not exceed the amount specified in Section 5.3(c) and (iv) the principal amount of indebtedness secured by any such security interest shall at no time exceed one hundred percent (100%) of the original price for the purchase of such property(including customary fees, costs and expenses) at the time of purchase), (c) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of Borrower, (d) liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with, the provisions of Section 4.7, (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 4.7, (f) liens upon assets not constituting intellectual property incurred, or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds, (g) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower to provide collateral to the depository institution, (h) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of Borrower, (i) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), (j) non-exclusive licenses of intellectual property rights granted to third parties in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Borrower, (k) liens with respect to security deposits given by Borrower to secure real estate leases not exceeding $1,000,000.00 in the aggregate outstanding at any time, (l) deposits with Rocky Mountain Power in an amount up to $150,000 in connection with the change of the name of Borrower’s account with Rocky Mountain Power from EdiZONE to Borrower and (m) exclusive licenses of intellectual property by or to EdiZONE, LLC existing on the date of this Agreement and described on Schedule 5.8(m) hereto.

Section 5.9. RESTRICTIONS ON ENCUMBRANCE OF INTELLECTUAL PROPERTY. Without in any way limiting the generality of Section 5.8 hereof, mortgage, pledge, grant or permit to exist a security interest in, or lien upon (other than, for the avoidance of doubt, the liens in favor of the Collateral Agent on behalf of the Lenders under this Agreement and the other Loan Documents), all or any portion of Borrower’s intellectual property, including, without limitation, patents, trademarks, copyrights, service marks and trade secrets, whether now owned or hereafter acquired, except (a) non-exclusive licenses of intellectual property rights granted to third parties in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Borrower and (b) exclusive licenses permitted by Section 5.8(m) hereof.

Section 5.10. TRANSACTIONS WITH AFFILIATES. Directly or indirectly: (i) pay any funds to or for the account of any Affiliate, (ii) make any Investment in any Affiliate (whether by acquisition of equity interests or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any debt or otherwise), (iii) dispose of any property, tangible or intangible, to or from any Affiliate or (iv) participate in, or effect, any transaction with any Affiliate (transactions of the nature described in clauses (i) through (iv), “Affiliate Transactions”), except for (a) Affiliate Transactions entered into on an arm’s-length (or better) basis and provided that all of the material terms thereof could have been obtained from a third party that was not an Affiliate, (b) transactions described in the proviso clause of Section 6.1(h), (c) transactions described in Section 5.8(m), (d) the commercial real estate lease existing on the date hereof (without any modification thereto) between the Borrower and TNT Holdings LLC, (e) transactions with Affiliates that are borrowers or secured guarantors hereunder; (f) transactions permitted pursuant to Section 5.7; (g) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in the ordinary course of business and approved by the Board of Directors of Borrower (or a committee thereof) and (h) the InnoHold Tender Offer. As used herein, “Affiliate” means, with respect to a specified person at any time, another person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the person specified, and “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

Section 5.11. MINIMUM LTM EBITDA. Permit EBITDA for the twelve consecutive month period ending as of the last day of any fiscal quarter listed in the table below to be less than:

Fiscal Quarter Ending:	EBITDA
December 31, 2019	$0.0
March 31, 2020	$1,500,000
June 30, 2020	$3,000,000
September 30, 2020	$6,500,000
December 31, 2020	$10,000,000
March 31, 2021	$11,250,000
June 30, 2021	$12,500,000
September 30, 2021	$13,750,000
December 31, 2021	$15,000,000
March 31, 2022	$16,250,000
June 30, 2022	$17,500,000
September 30, 2022	$18,750,000
December 31, 2022 and thereafter	$20,000,000

Article VI
EVENTS OF DEFAULT

Section 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement and any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default shall constitute a “Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and, except as to principal, such failure shall continue unremedied for three (3) business days.

(b) Any financial statement or certificate furnished to Lenders in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Lenders, and such default shall continue beyond any grace period applicable thereto, that in any case, give rise to any payment in an amount exceeding $100,000.

(e) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)   The filing of a notice of judgment lien in excess of $100,000 against Borrower and same shall not be vacated or stayed within 30 days after the attachment thereof; or the recording of any abstract or transcript of judgment in excess of $100,000 against Borrower in any county or recording district in which Borrower has an interest in real property and such judgment and same shall not be vacated or stayed within 30 days after the attachment thereof; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower having a value exceeding $100,000 and same shall not be vacated or stayed within 30 days after the attachment thereof; or the entry of a judgment against Borrower in excess of $100,000 and same shall remain unsatisfied or undismissed for 30 days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and same shall not be stayed or dismissed within 60 days.

(g) The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower (it being understood that the GPAC Merger does not effect a dissolution or liquidation of Borrower).

(h) The occurrence of a Change of Control. “Change of Control” shall mean the withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest); provided, however, that in no event shall a “Change of Control” of Borrower occur in connection with either (i) the exchange by InnoHold, LLC (or any successor thereto) of Class B Common Stock of Parent Guarantor and Class B Units of Borrower for Class A Common Stock of Parent Guarantor, (ii) a transfer by InnoHold, LLC of its interests in Borrower to an estate planning entity controlled by a member of InnoHold, LLC or (iii) a permitted transfer by InnoHold, LLC of its interests in Borrower to its members, including but not limited to those members who are current and former employees of Parent Guarantor and/or the Borrower in return for the cancellation of profits interests of InnoHold, LLC.

Section 6.2. REMEDIES.

(a) Upon the occurrence and during the continuation of any Event of Default: (i) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at the Majority Lenders’ option and without notice become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Lenders to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (iii) Lenders may verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lenders consider advisable, and notify any person or entity owing Borrower money of Lenders’ security interest in such funds; Borrower shall collect all payments in trust for Lenders and, if requested by Lenders, immediately deliver the payments to any Lender in the form received from the Account Debtor, with proper endorsements for deposit make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral; Borrower shall assemble the Collateral if Lenders request and make it available as the Lenders designate; Lenders may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred; Borrower grants Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Lenders’ rights or remedies, (iv) Lenders may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; Lenders are hereby granted a non-exclusive, royalty-free license or other right to, upon and during the continuation of an Event of Default, use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with any Lender’s exercise of its rights under this Section 6.2, Borrower’s rights under all licenses and all franchise agreements inure to such Lender’s benefit and (v)  Lenders shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law or equity, including without limitation all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) and the right to exercise any or all of the rights of a beneficiary pursuant to applicable law; provided, any such exercise shall be by Majority Lenders on behalf of all other applicable Lenders. All rights, powers and remedies of Lenders may be exercised at any time by the Majority Lenders and from time to time during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Notwithstanding anything to the contrary, unless an Event of Default is continuing, neither the Collateral Agent (acting at the direction of the Lenders) nor the Lenders shall give any (i) entitlement orders under deposit account or securities account control agreements that constitute Loan Documents or (ii) directions to credit card or other payment processors to pay any credit card payments or other payment intangibles contrary to those contained in any direction or notification letter delivered by the Borrower to such processor in connection with the consummation of the transactions contemplated hereby.

(b) All proceeds of Collateral received by Collateral Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 6.2, shall upon election by the Collateral Agent be applied first, to pay any fees, indemnities, or expense reimbursements then due to the Collateral Agent, and thereafter, shall at the direction of the Majority Lenders be applied second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, ratably, to pay interest due and payable in respect of the Loans; and fourth, ratably, to pay that portion of the Obligations constituting unpaid principal of the Loans.

Article VII
COLLATERAL AGENT

Section 7.1. Appointment of Collateral Agent; Financing Statements.

(a) Upon the terms and subject to the conditions set forth in this Article VII, Lenders appoint Collateral Agent, and Collateral Agent accepts such appointment, to (i) serve as Lenders’ representative and agent for purposes of filing financing statements against any Loan Party with respect to the Collateral, including by listing Collateral Agent as secured party of record thereon (as such term is used in the Uniform Commercial Code (the “UCC”)), and Collateral Agent agrees that, in such capacity, Collateral Agent shall be the representative of Lenders for purposes of satisfying the requirements of Section 9-502(a)(2) of the UCC, whether or not Collateral Agent is indicated in any such financing statement as acting in its capacity as a representative and agent of Lenders (as contemplated under Section 9-503(d) of the UCC), and (ii) take such other action or actions as Collateral Agent may be directed in writing from time to time by Majority Lenders to create, perfect, preserve or maintain Lenders’ security interest in the Collateral or enforce any and all rights and remedies, in whole or in part, available to Lenders under the Loan Documents with respect to the Collateral. In furtherance of the foregoing, Collateral Agent hereby agrees to promptly take any other action (x) required or directed by Majority Lenders from time to time in order to maintain the perfection of, and preserve or protect, Lenders’ security interests in the Collateral, (y) necessary in any bankruptcy or insolvency proceeding with respect to any Loan Party to evidence Lenders’ appointment of Collateral Agent hereunder and the perfection, preservation and maintenance of the Collateral in favor of Lenders or (z) permitted or required to be taken by a secured party of record under the UCC and directed by Majority Lenders from time to time in order to carry out more effectively the purposes of this Agreement. Collateral Agent undertakes to perform only such duties as are expressly set forth herein, and no duties shall be implied. Collateral Agent agrees that it shall not take any action other than those actions expressly directed by Majority Lenders hereunder. Except as expressly set forth herein, Majority Lenders shall have and retain the sole power and authority to exercise any and all powers and rights with respect to the Collateral.

(b) Collateral Agent further agrees that (i) Lenders shall, and are hereby authorized to, file all initial financing statements against any Loan Party with respect to the Collateral, which financing statements shall list Collateral Agent as secured party of record thereon, (ii) it will not amend, nor will it consent the amendment of, any financing statements filed against any Loan Party with respect to the Collateral without the prior written consent of Majority Lenders; and (iii) it shall immediately notify Majority Lenders in writing of any change to its information listed on any financing statement filed against any Loan Party with respect to the Collateral including, without limitation, the name or address of Collateral Agent, and shall take any action directed by Majority Lenders to make any necessary amendments to any such financing statement.

(c) Collateral Agent shall have no duty, liability or obligation to the Borrower under this Agreement. The Majority Lenders shall direct the Collateral Agent to take any action that the Borrower is permitted to direct the Lenders to take pursuant to the terms of this Agreement or the other Loan Documents.

(d) Collateral Agent shall have no liability under, and no duty to inquire as to the provisions of, any agreement other than this Agreement. Collateral Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties except to the extent directly or indirectly caused by the gross negligence or willful misconduct of Collateral Agent or Collateral Agent’s taking of any action in violation of this Agreement. Collateral Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. Collateral Agent shall not be liable for any action taken or omitted by it in good faith except to the extent directly or indirectly caused by the gross negligence or willful misconduct of Collateral Agent as adjudicated by a court of competent jurisdiction. Collateral Agent shall have no liability for assets lost or damaged while being delivered to Collateral Agent except to the extent directly or indirectly caused by the gross negligence or willful misconduct of Collateral Agent as adjudicated by a court of competent jurisdiction. Collateral Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. Anything in this Agreement to the contrary notwithstanding, in no event shall Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.2. NOTICE BY COLLATERAL AGENT OF CERTAIN EVENTS; CONTINUATION STATEMENTS. Collateral Agent shall promptly notify Majority Lenders in writing whenever Collateral Agent receives notice, including any notices received under or in connection with the UCC, that (a) any security interest (other than the security interests of Lenders under the Loan Documents) has been placed, or attempted to be placed, on any Collateral, including any inquiries in respect of any financing statements listing Collateral Agent as secured party of record thereunder, or (b) the attachment or perfection of Lenders’ security interest in the Collateral shall have been challenged. Collateral Agent shall also promptly notify Lenders in writing that any financing statement filed against any Loan Party with respect to the Collateral which lists Collateral Agent as secured party of record thereon (each, an “Expiring Financing Statement”) shall be expiring, and such notice shall be provided by Collateral Agent no earlier than six months and no later than three months prior to each such expiration (each, an “Expiration Notice”). If Collateral Agent shall not have received further instruction from Majority Lenders within 10 business days following the date on which Collateral Agent sent an Expiration Notice with respect to an Expiring Financing Statement, Collateral Agent shall promptly file, in the appropriate filing office, a continuation statement with respect to such Expiring Financing Statement and shall provide evidence of the same to Majority Lenders.

Section 7.3. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants as of the date hereof that:

(a) It is duly incorporated, validly existing and in good standing under the laws of its state of incorporation;

(b) It has the full power and authority to execute, deliver and perform this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement;

(c) The execution, delivery and performance by it of this Agreement does not violate any provision of its corporate governance documents; and

(d) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 7.4. TERM OF APPOINTMENT; TERMINATION OF APPOINTMENT. The collateral agency appointment shall remain in full force and effect until its termination in accordance with this Section 7.4. Lenders may, in their sole discretion, terminate the appointment at any time they deems appropriate. Collateral Agent may terminate the appointment, and resign from its appointment hereunder (and as the collateral agent under all other applicable Loan Documents), by giving Majority Lenders at least sixty (60) days’ advance written notice of such resignation. Upon the termination of the appointment, Collateral Agent shall (a) take any and all actions directed by Majority Lenders to amend all financing statements filed against any Loan Party with respect to the Collateral which list Collateral Agent as secured party of record thereon, and (b) take any other action permitted or required to be taken by a secured party of record (as such term is used in the UCC) as directed by Majority Lenders from time to time in connection with the termination of the appointment.

Section 7.5. COLLATERAL AGENT FEES. Borrower agrees to pay to Collateral Agent, upon execution of this Agreement and from time to time thereafter, reasonable compensation for the services to be rendered hereunder, which, unless otherwise agreed in writing, include (a) a one-time $2,500 acceptance fee payable upon the date hereof, (b) a $10,000 annual administration fee payable upon the date hereof as collateral agent and upon each subsequent annual anniversary date and (c) a one-time $250 amendment fee payable upon execution of each amendment or supplement to this Agreement. In addition, all reasonable out-of-pocket expenses, fees and disbursements (including attorneys’ reasonable fees and out-of-pocket expenses, court costs and other expenses) in connection with (a) the negotiation and administration of this Agreement and all other applicable Loan Documents and (b) the enforcement or protection of Collateral Agent’s rights in connection with this Agreement and all other applicable Loan Documents (including any expenses incurred as a result any workout, restructuring or negotiations), shall be billed at cost to Borrower and payable promptly on demand. In the case of an Event of Default, Collateral Agent may charge Borrower reasonable extraordinary administration fees (calculated in accordance with Collateral Agent’s normal fee schedules) for time rendered in connection with its duties. All reasonable out-of-pocket expenses are payable at cost including but not limited to outside counsel fees. The parties hereto acknowledge that the foregoing payment obligations shall survive the termination of the collateral agency appointment and of this Agreement, and if not paid by or on behalf of Borrower (without limiting the obligation of the Borrower to do so) shall be payable by Lenders on a ratable basis in accordance with each Lender’s respective share of the Loans hereunder.

Section 7.6. INDEMNITY. Lenders shall severally, on the basis of each Lender’s respective share of the Loans hereunder, and not jointly, indemnify, defend and hold harmless Collateral Agent and its directors, officers, agents and employees (collectively, the “Indemnified Parties”) from all loss, liability or expense arising out of or in connection with Collateral Agent’s execution and performance of this Agreement and all other applicable Loan Documents, or any Indemnified Party’s following of any instructions or other directions from Majority Lenders with respect to the appointment of Collateral Agent under this Agreement, except, in each case, to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction. The parties hereto acknowledge that the foregoing indemnities shall survive the termination of the collateral agency appointment and of this Agreement and shall not limit the obligations of the Borrower to indemnify the Collateral Agent under this Agreement and all other applicable Loan Documents.

Section 7.7. CONCERNING THE COLLATERAL AGENT.

(a) Lenders acknowledge and agree that (i) the duties, responsibilities and obligations of the Collateral Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Collateral Agent shall not be responsible for any of the agreements referred to or described herein, or for determining or compelling compliance therewith, (iii) this Article VII shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto, (iv) the Collateral Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, and (v) the Collateral Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or additional liability unless it shall have been furnished with acceptable indemnification. Except as expressly set forth herein, Lenders shall have and retain the sole power and authority to exercise any and all powers and rights with respect to the Collateral. The Collateral Agent may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Collateral Agent is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

(b) The Collateral Agent shall be under no duty to afford the assets in the Collateral any greater degree of care than it gives its own similar property. The Collateral Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct, as adjudicated by a court of competent jurisdiction or the Collateral Agent’s taking of any action in violation of this Agreement.

(c) Notwithstanding any other provision of this Article VII, the Collateral Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or sub-custodians, or (iii) for the investment or reinvestment of any assets in the Account, or any liquidation of such investment or reinvestment, executed in accordance with the terms of the Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction or the Collateral Agent’s taking of any action in violation of this Agreement) in the investment or reinvestment of the Collateral, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) All instructions and notices required under this appointment shall be delivered to the Collateral Agent in writing.

(e) Notwithstanding anything else to the contrary herein or in any other agreement, any reference to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or concurrence of Majority Lenders as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(f) The Collateral Agent acknowledges that it has, independently and without reliance upon any other secured party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into to this Agreement. The Collateral Agent also acknowledges that it will, independently and without reliance upon any other secured party and based on such documents and information as it shall from time to time deem appropriate, make its own credit analysis and decision as to whether it will continue to be party to this Agreement.

Section 7.8. CONFIDENTIALITY. The Collateral Agent and the Lenders agree that the existence and contents of this Agreement, all other information and documents provided by Lenders to Collateral Agent in connection herewith, and the existence of the relationship between Lenders and Collateral Agent, and any services provided by Collateral Agent in connection therewith, are and shall remain confidential and shall not be disclosed to any third party, except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation, arbitration, administrative or similar proceeding, or to comply with any applicable law, order, regulation, ruling, request from governmental regulators, and provided that, if possible, notice of such disclosure is provided to the other party prior thereto, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other party in making such disclosure, or (iv) as may be furnished to that party’s affiliates, or its affiliates’ auditors, attorneys, advisors, lenders and credit rating agencies which are required to keep the information that is disclosed in confidence. Without limiting the foregoing, upon Collateral Agent’s receipt of an inquiry from a third party regarding any financing statements of record against any Loan Party with respect to the Collateral listing Collateral Agent as secured party of record thereon, Collateral Agent shall promptly provide notice of the same to Majority Lenders, and shall only respond to such inquiry in accordance with instructions provided by Majority Lenders.

Article VIII
MISCELLANEOUS

Section 8.1. NO WAIVER. No delay, failure or discontinuance of any Secured Party (as defined in Section 8.14 hereof) in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by such Secured Party of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	PURPLE INNOVATION, LLC
Purple Innovation, LLC
123 E 200 N
Alpine, Utah 84004
Attn: Chief Legal Officer
Email: casey@purple.com

LENDERS:	COLISEUM CAPITAL PARTNERS, L.P.
105 Rowayton Avenue
Rowayton, CT 06853
Attn: Adam Gray
Email: agray@coliseumpartners.com

BLACKWELL PARTNERS LLC – SERIES A
c/o Coliseum Capital Management, LLC
105 Rowayton Avenue
Rowayton, CT 06853
Attn: Adam Gray
Email: agray@coliseumpartners.com

COLISEUM CO-INVEST DEBT FUND, L.P.
c/o Coliseum Capital Management, LLC
105 Rowayton Avenue
Rowayton, CT 06853
Attn: Adam Gray
Email: agray@coliseumpartners.com

COLLATERAL AGENT:	DELAWARE TRUST COMPANY
251 Little Falls Drive
Wilmington, DE 19808
Attn: Corporate Trust Administration
Email: trust@delawaretrust.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or e-mail, upon receipt.

Section 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lenders immediately upon demand (a) the full amount of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees, expended or incurred by Lenders in connection with the negotiation and preparation of (i) this Agreement and the other Loan Documents, (ii) Lenders’ continued administration hereof and thereof, and (iii) the preparation of any amendments and waivers hereto and thereto, (b) the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, attorneys’ fees, expended or incurred by Lenders in connection with the enforcement of Lenders’ rights and/or the collection of any amounts which become due to Lenders (or any of them) under any of the Loan Documents, whether or not suit is brought, and (c) the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, attorneys’ fees), expended or incurred by Lenders (or any of them) in connection with the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by any Lender or any other person) relating to Borrower or any other person or entity and related to any of the Loan Documents. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

Section 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lenders’ prior written consent. Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and benefits under each of the Loan Documents with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required if (a) an Event of Default is continuing or (b) such assignment or participation is to an affiliate of a Lender). In connection therewith, the applicable Lender may disclose all documents and information which such Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, provided that prior to disclosing such documents and information, the Lender shall first obtain the agreement of such prospective assignee, participant or other transferee to comply with the provisions of Section 8.12. Upon any such assignment, the applicable Lender shall deliver an updated Schedule 1.1 to Borrower and Collateral Agent reflecting such assignment.

Section 8.5. ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lenders with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by the Borrower and the Lenders, except that Borrower and Lenders holding not less than a majority in interest of the Loan (the “Majority Lenders”) may agree to amendments or waivers that do not (a) extend the date of any payment or prepayment required hereunder or (b) decrease the principal amount of the Loan, the interest rate hereunder or the amount of any prepayment or repayment premium. Further, Article VII of this Agreement, and any other provision for the benefit of the Collateral Agent, may be amended or modified only in writing signed by the Collateral Agent and, to the extent affecting the Borrower, the Borrower.

Section 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT.

Section 8.11. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

Section 8.12. CONFIDENTIALITY OF INFORMATION. Each Lender shall use reasonable efforts to assure that information about Borrower or Parent Guarantor and their respective operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, that is furnished to such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and the other Loan Documents and any other relationship between such Lender and Borrower or Parent Guarantor and shall not be divulged to any person or entity other than such Lender, its affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of such Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 8.4 hereof; (d) if such information is generally available to the public other than as a result of disclosure by such Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; and (f) as may otherwise be required or requested by any regulatory authority having jurisdiction over such Lender or by any applicable law, rule, regulation or judicial process, the opinion of such Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Lender shall incur any liability to Borrower by reason of any disclosure permitted by this Section.

Section 8.13. TERMINATION PRIOR TO MATURITY; SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. Notwithstanding anything to the contrary, so long as Borrower has satisfied the Obligations (including, for the avoidance of doubt, all Obligations arising pursuant to Article I hereof and otherwise, other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

Section 8.14. Indemnification. Borrower agrees to indemnify, defend and hold the each Lender and the Collateral Agent (each a “Secured Party” and collectively, the “Secured Parties”) and each Secured Party’s directors, officers, employees, agents, attorneys, or any other person or entity affiliated with or representing Secured Parties (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Secured Party’s expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Secured Parties and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 8.14 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

Section 8.15. NO NOVATION. Notwithstanding anything to the contrary contained herein, this Agreement shall not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a Borrower, Guarantor or pledgor under any of the Loan Documents.

Article IX
DEFINITIONs

Section 9.1. DEFINITIONS. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any person or entity, any “account” of such person or entity as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such person or entity.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” is, with respect to any person or entity, the common stock, the preferred stock, any other capital stock or other equivalents (however designated) of capital stock of a corporation, and any and all similar ownership interests or membership interests in a person or entity (other than a corporation) of such person or entity authorized from time to time, and any other shares, options, warrants, rights, interests, participations or equivalents (however designated) of or in such person or entity, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that (a) any term that is defined in the Code and used but not defined herein shall have the meaning under the Code and (b) to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Annex A.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income, without duplication, (i) Interest Expense, plus (ii) depreciation expense and amortization expense, plus (iii) income tax expense, plus (iv) non-cash stock compensation expense, plus (v) such other items reducing Net Income acceptable to Majority Lenders in their reasonable discretion, plus or minus (vi) non-cash gains, losses and charges, plus (vii) one-time fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means all shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“Exchange Agreement” means that certain Exchange Agreement dated February 2, 2018 by and among Borrower, Parent Guarantor, InnoHold, LLC and the other parties thereto.

“Excluded Deposit Account” means any deposit account exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lenders by Borrower as such.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is all of the Borrower’s obligations for borrowed money, all obligations evidenced by notes, bonds, debentures, loan agreements, amounts drawn under lines of credit, outstanding L/Cs, bank guaranties, performance bonds, bankers’ acceptances, obligations under hedging agreements, debt secured by a lien on the Borrower’s property, debt-like equity that would constitute indebtedness or a liability under GAAP and any guarantees of any of the foregoing.

“InnoHold Tender Offer” means the tender offer to be conducted by InnoHold, LLC pursuant to which InnoHold, LLC will distribute shares of Class B Common Stock of Parent Guarantor and Class B Units of the Company to members of InnoHold, LLC who are also current and former employees of Parent Guarantor and the Borrower in return for the cancellation of profits interests of InnoHold, LLC held by such current and former employees of Parent Guarantor and/or the Borrower.

“Intellectual Property” means, with respect to any person or entity, all of such person’s or entity’s right, title, and interest in and to the following: (a) its Copyrights, Trademarks and Patents; (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals; (c) any and all source code; (d) any and all design rights which may be available to such person or entity; (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrower determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is, with respect to any person or entity, (a) any acquisition of Capital Stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of another person or entity, (b) any deposit with, or advance, loan or other extension of credit to, such other person or entity (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business), (c) any other capital contribution to or investment in such other person or entity, including, without limitation, any guaranty obligation incurred for the benefit of such other person or entity and (d) any acquisition of any division or business unit of, or substantially all of the assets of, such other person or entity.

“IP Agreement” is that certain Intellectual Property Security Agreement between Borrower, Parent Guarantor and the Lenders dated as of the Incremental Funding Date, as may be amended, restated, supplemented or otherwise modified from time to time.

“Lien” is any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Net Income” means, as calculated on a consolidated basis for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, expenses, Prepayment Premium, the Loan, and other amounts Borrower owes Lenders now or later, under this Agreement or the other Loan Documents, including, without limitation, all obligations and interest accruing after insolvency proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders, and to perform Borrower’s duties under the Loan Documents. Notwithstanding anything to the contrary, the Obligations do not include any Equity Interests held by any Lender in Borrower or Parent Guarantor.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with any Lender’s right to sell any Collateral. For the avoidance of doubt, “Restricted License” shall not include any license of over-the-counter software that is commercially available to the public.

“Subsidiary” is, as to any person or entity, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person or entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated February 2, 2018 by and among Borrower, Parent Guarantor, InnoHold, LLC and the other parties thereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

[Continues With Signatures On Following Page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

PURPLE INNOVATION, LLC

By:
Name:
Title:

COLISEUM CAPITAL PARTNERS, L.P.
By: Coliseum Capital, LLC, its General Partner

By:
Name:
Title:

BLACKWELL PARTNERS LLC – Series A
By: Coliseum Capital Management, LLC, its
Attorney-in-Fact

By:
Name:
Title:

COLISEUM CO-INVEST DEBT FUND, L.P.
By: Coliseum Capital, LLC, its General Partner

By:
Name:
Title:

DELAWARE TRUST COMPANY

By:
Name:
Title:

Annex A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding anything to the contrary herein, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (b) U.S. intent-to-use trademark application or “intent-to-use” service mark application before the filing of a ”Statement of Use” or an “Amendment to Allege Use” with respect thereto with the United States Patent and Trademark Office, to the extent that and during the period in which the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of any of the Borrower’s right, title, or interest therein of any such trademark or service mark application under applicable federal law; (c) rights held under a permit, license or contract that are not assignable by their terms without the consent of the licensor, issuer or contract counterparty thereof (but only to the extent such restriction on assignment is enforceable under applicable law, and upon the termination of such restriction, such rights shall immediately become Collateral without any action by Borrower or any Lender); (d) any interest of Borrower in any Equipment subject to an Equipment lease or purchase money loan secured by such Equipment if Borrower is prohibited by the terms of such lease or loan from granting a security interest in such Equipment or under which such an assignment or Lien in such Equipment would cause a default to occur under such lease or loan; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender; or (e) Excluded Deposit Accounts.